Exhibit I

Ministry of Finance and Economy

The Republic of Korea

August 26, 2004

Mr. Hi-Su Lee

Consul

Korea Consulate General in New York

335 East 45th Street

New York, New York 10017

U.S.A.

Dear Sir:

I, Hun-Jai Lee, the Minister of Finance and Economy, on behalf of The Republic of Korea (the “Republic”), hereby appoint Hi-Su Lee, Consul of Korean Consulate General in New York, and any other person succeeding such person in such office, as authorized representatives of the Republic in the United States of America, for purposes of the registration statement under Schedule B of the United States Securities Act of 1933, as amended, to be filed with the United States Securities and Exchange Commission by the Republic relating to the registration of up to US$5,000,000,000 aggregate principal amount of debt securities consisting of bonds, notes and/or other evidence of indebtedness (collectively the “Debt Securities”) to be issued from time to time by the Republic and one or more amendments to the registration statement (including, without limitation, post-effective amendments thereto and amendments or supplements to the prospectus contained therein).

I, Hun-Jai Lee, the Minister, on behalf of the Republic, hereby also appoint Hi-Su Lee, Consul of Korean Consulate General in New York, and any other person succeeding such person in such office, as the authorized agent of the Republic upon whom process may be served in any suit, action or proceeding arising out of or based on (i) the Debt Securities (ii) any fiscal agency agreement relating to the Debt Securities which may be instituted in any state or federal court in the City or New York by any holder of the Debt Securities.

This appointment shall remain a valid instrument of authorization until such time as all amounts due and to become due in respect of the Debt Securities shall have been paid in full in accordance with terms therein.

THE REPUBLIC OF KOREA

By: /s/ Hun-Jai Lee

          Hun-Jai Lee

          Minister of Finance and Economy

Accepted and Acknowledged:

By:	/s/ Hi-Su Lee
Hi-Su Lee
Consul
Korean Consulate General in New York